3rd Quarter 2014 Earnings Release

Aimco

APARTMENT HOMES

Page

1	Earnings Release

8	Consolidated Statements of Operations

10	Consolidated Balance Sheets

11	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

12	Schedule 2 – Proportionate Funds From Operations Presentation

14	Schedule 3 – Portfolio Summary

15	Schedule 4 – Net Asset Value Supplemental Information

17	Schedule 5 – Capitalization and Financial Metrics

19	Schedule 6 – Conventional Same Store Operating Results

23	Schedule 7 – Conventional Portfolio Data by Market

25	Schedule 8 – Apartment Community Disposition and Acquisition Activity

26	Schedule 9 – Capital Additions

27	Schedule 10 – Summary of Redevelopment and Development Activity

31	Glossary and Reconciliations

Aimco Reports Third Quarter 2014 Results, Raises Same Store Guidance
Denver, Colorado, October 30, 2014 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today its third quarter 2014 results.
Chairman and Chief Executive Officer Terry Considine comments: "Aimco enjoyed an excellent third quarter with strong revenue and income growth. We upgraded the Aimco portfolio through the sale of lower rated apartment communities and reinvestment in communities with higher rents and brighter prospects. In our total portfolio of Conventional Apartment Communities, average revenues per apartment home reached a record $1,649. We expect to finish 2014 on track and with a solid foundation for another good year in 2015."
Financial Results: Third Quarter AFFO Up 11% Year-Over-Year; Up 15% Year-to-Date

	THIRD QUARTER		YEAR-TO-DATE
(all items per common share - diluted)	2014	2013	2014	2013
Net income	$0.85	$0.46	$1.81	$0.56
Funds From Operations (FFO)/ Pro forma Funds From Operations (Pro forma FFO)	$0.51	$0.50	$1.53	$1.47
Deduct Aimco share of Capital Replacements	$(0.12)	$(0.15)	$(0.27)	$(0.37)
Adjusted Funds From Operations (AFFO)	$0.39	$0.35	$1.26	$1.10
Chief Financial Officer Ernie Freedman comments: "Third quarter Pro forma FFO of $0.51 per share was $0.01 above the midpoint of our guidance and AFFO per share exceeded the high end of our guidance by $0.01. These results include $0.02 of prepayment penalties incurred in connection with increasing our unencumbered pool, which was also contemplated in this quarter's guidance. We expect to end the year with an unencumbered asset pool valued at $1 billion. We are projecting fourth quarter Pro forma FFO per share to be in a range from $0.53 to $0.57 and we are narrowing our full year 2014 Pro forma FFO per share guidance to a range of $2.06 to $2.10. We are also narrowing our AFFO per share guidance to a range of $1.67 to $1.71."
Pro forma FFO - Year-over-year, third quarter Pro forma FFO increased 2% as a result of improved property operating results, increased contribution from redevelopment communities, lower offsite costs and lower interest expense as Aimco reduces leverage and builds its unencumbered asset pool. These positive results were somewhat offset by: $0.02 per share of prepayment penalties associated with the early repayment of property debt; the loss of income from apartment communities that were sold; lower interest income as a result of repayment in fourth quarter 2013 of notes receivable; higher casualty losses; and higher preferred stock dividends attributable to Aimco's second quarter 2014 offering of its Class A Preferred Stock.
Adjusted Funds from Operations - Third quarter AFFO increased 11% when compared to third quarter 2013, as a result of Pro forma FFO growth, lower Capital Replacement spending associated with multi-phase capital projects started in prior years, and lower Capital Replacement spending due to the sale of approximately 7,000 apartment homes during 2013 and an additional 8,400 apartment homes year-to-date. As Aimco concentrates its investment capital in higher quality, higher price point apartment communities, Capital Replacements are declining as a percentage of net operating income. As a result, AFFO is increasing at a faster rate than is Pro forma FFO.

1

Operating Results: Third Quarter Conventional Same Store NOI Up 4.4%, Year-to-Date Up 5.2%

	THIRD QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2014	2013	Variance	2nd Qtr.	Variance	2014	2013	Variance
Average Rent Per Apartment Home	$1,434	$1,383	3.7%	$1,407	1.9%	$1,412	$1,366	3.4%
Other Income Per Apartment Home	175	161	8.7%	172	1.7%	174	158	10.1%
Average Revenue Per Apartment Home	$1,609	$1,544	4.2%	$1,579	1.8%	$1,586	$1,524	4.1%
Average Daily Occupancy	95.7%	95.5%	0.2%	96.2%	(0.5)%	95.9%	95.6%	0.3%

$ in Millions
Revenue	$168.0	$160.9	4.4%	$165.8	1.3%	$497.9	$476.8	4.4%
Expenses	55.7	53.3	4.5%	54.4	2.4%	165.2	160.6	2.8%
NOI	$112.3	$107.6	4.4%	$111.4	0.8%	$332.7	$316.2	5.2%

Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

2014	1st Qtr.	2nd Qtr.	Jul	Aug	Sep	3rd Qtr.	Year-to-Date
Renewal rent increases	4.9%	5.0%	5.3%	6.0%	5.6%	5.6%	5.3%
New lease rent increases	1.0%	4.7%	6.4%	7.0%	5.7%	6.4%	4.5%
Weighted average rent increases	2.8%	4.9%	5.8%	6.5%	5.6%	6.0%	4.9%
Portfolio Management: Revenue Per Apartment Home Up 15.6% to $1,649
Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C+" quality market-rate apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois.
Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents 90% to 125% of local market average; and "C+" quality assets are those with rents lower than 90% of local market average, but greater than $1,100 per month. For second quarter 2014, the most recent period for which REIS information is available, Aimco Conventional Apartment Community rents averaged 107% of local market average rents.
Aimco expects to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment and acquisition of higher-quality apartment communities. Through this disciplined approach to capital recycling, from 2010 through third quarter 2014, Aimco increased its period-end Conventional portfolio average revenue per apartment home at a compound annual growth rate of more than 10%. This rate of growth reflects the impact of market rent growth, and more significantly, the impact of portfolio management through dispositions, redevelopment and acquisitions.

2

Third quarter 2014 Conventional portfolio average monthly revenue per apartment home was $1,649, a 15.6% increase compared to third quarter 2013, as a result of year-over-year Same Store monthly revenue per apartment home growth of 4.2% and the sale of Conventional Apartment Communities during 2013 and 2014 with average monthly revenues per apartment home substantially lower than those of the retained portfolio and reinvestment of the sales proceeds in higher-rent apartment communities through redevelopment and acquisitions.
Dispositions - In third quarter 2014, Aimco sold 15 Conventional Apartment Communities with 4,635 apartment homes for $362.6 million in gross proceeds. Aimco's share of net sales proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $215.4 million.
Acquisition - In third quarter 2014, Aimco acquired for $118.5 million 21 Fitzsimons Apartment Homes, a 600-apartment home community located in Aurora, Colorado, ten miles east of Denver. The community is located on the Anschutz Medical Campus in the heart of the Fitzsimons Life Sciences District, which is anchored by the University of Colorado Health Sciences Center, Children’s Hospital Colorado, and the U.S. Department of Veteran’s Affairs Hospital. The Campus is currently home to more than 20,000 jobs, a total expected to increase to 45,000 upon completion of planned medical, bioscience, and research facilities. 21 Fitzsimons has been designated as the "Town Center" for residential and retail use in the Fitzsimons master plan and is located on the only land within the Campus currently zoned for multifamily use.
21 Fitzsimons was constructed in three phases. The first phase, consisting of 240 apartment homes, state-of-the-art amenities and approximately 16,000 square feet of commercial space, was completed in 2008. In 2012, 187 additional apartment homes were constructed. The third phase of construction, consisting of 173 apartment homes, additional amenities and an additional 1,400 square feet of commercial space, was completed in September 2014. The apartment community was 96.2% occupied as of the end of the third quarter with average monthly revenues of $1,365 per apartment home, making this an "A" quality asset. This acquisition increases Aimco exposure to Denver, which is a robust market to which Aimco is underallocated.
Redevelopment: Creating Value and Maintaining Investment Pace
During third quarter 2014, Aimco invested $41 million in redevelopment. Construction continues at Aimco's two largest redevelopment projects, Lincoln Place, in Venice, California, and Preserve at Marin, in Corte Madera, California. Work at these communities is progressing as planned. As of September 30, 2014, 483 of the 540 completed apartment homes at Lincoln Place were occupied and 44 of the 72 completed apartment homes at Preserve at Marin were occupied.
As expected, Pacific Bay Vistas, located in San Bruno, California, achieved stabilized occupancy during the third quarter.
Also during third quarter 2014, Aimco approved two new redevelopments, which are discussed below.
Ocean House on Prospect, La Jolla, California - Aimco acquired this 60-apartment home community in 2013, with the intent of redeveloping the community at a future date. The $14.8 million redevelopment of Ocean House includes renovation of all apartment homes, common areas, exteriors and amenities. During construction, Aimco expects to combine some apartment homes so that the community, at completion, will include 53 apartment homes. In order to facilitate the extensive construction activity, Aimco began de-leasing the building in fourth quarter 2014. Based on current rents, upon stabilization, Aimco expects revenues per apartment home at this community to average $4,070, an increase of 51%.

3

Park Towne Place, Philadelphia, Pennsylvania - Earlier this year, Aimco completed a multi-phase capital project at this community in anticipation of subsequent redevelopment, which is now underway. Aimco expects to redevelop Park Towne in several phases, the first of which includes renovating existing commercial space, upgrading common areas and amenities, and redeveloping one of the four residential towers. During construction, Aimco expects to combine some apartment homes in this 234-apartment home building so that the tower, at completion, will include 229 apartment homes. In order to facilitate the extensive construction activity, Aimco began de-leasing the one tower in fourth quarter 2014.
Based on current rents, upon stabilization, Aimco expects revenues per apartment home for the redeveloped building to average $2,750, an increase of 55%. Across the entire 954-apartment home community, revenues per apartment home are expected to average $2,090, an increase of 18%.
Aimco’s net investment in the first phase of the redevelopment of Park Towne is projected to be $60 million, reflecting a gross investment of $71 million, reduced by $11 million of historic tax credits.
Depending on the success of this initial phase and other investment alternatives, Aimco may redevelop additional apartment homes at Park Towne. Should Aimco elect to redevelop the other three residential towers, its net investment, including the work described above, could be between $148 and $160 million, reflecting a gross investment of $180 to $195 million reduced by $32 to $35 million of historic tax credits.
Development: Progressing as Planned
During third quarter 2014, Aimco invested $14.6 million in the development of its One Canal Street apartment community in Boston. One Canal Street will include 310 apartment homes and 22,000 square feet of commercial space. Aimco expects completion of construction in second quarter 2016 with lease-up to follow.
Balance Sheet and Liquidity: Leverage on Target and Declining
Components of Aimco Leverage

	AS OF SEPTEMBER 30, 2014
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)	Weighted Avg Rate
Aimco share of long-term, non-recourse property debt	$3,829.2	93%	8.4	5.25%
Outstanding borrowings on revolving credit facility	14.5	—%	4.0	3.75%
Preferred securities	265.7	7%	Perpetual	6.71%
Total leverage	$4,109.4	100%	n/a	5.34%
Leverage Ratios
Aimco leverage targets are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA Coverage of Interest and Preferred Dividends greater than 2.5x. Aimco also focuses on Debt to EBITDA and EBITDA Coverage of Interest ratios. See the Glossary for definitions of these metrics.

TRAILING-TWELVE-MONTHS ENDED SEPTEMBER 30,
	2014	2013
Debt to EBITDA	6.6x	7.8x
Debt and Preferred Equity to EBITDA	7.1x	8.0x
EBITDA Coverage of Interest	2.7x	2.5x
EBITDA Coverage of Interest and Preferred Dividends	2.6x	2.4x

4

Future leverage reduction is expected from both earnings growth, especially as apartment communities now being redeveloped or developed are completed, and from regularly scheduled property debt amortization funded from retained earnings.
Liquidity
Aimco recourse debt at September 30, 2014, was limited to its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At the end of the third quarter, Aimco had outstanding borrowings on its revolving credit facility of $14.5 million and available capacity of $543.1 million, net of $42.4 million of letters of credit backed by the facility. At the end of the third quarter, Aimco's share of cash and restricted cash on hand was $192.1 million. In addition, Aimco held 13 apartment communities in its unencumbered asset pool with a total estimated fair market value of approximately $750 million. During fourth quarter, Aimco expects to unencumber an additional two apartment communities, bringing its year-end unencumbered asset pool to approximately $1.0 billion.
Equity Activity
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.26 per share of Class A Common Stock for the quarter ended September 30, 2014. This dividend is payable on November 28, 2014, to stockholders of record on November 14, 2014.
Outlook

	FOURTH QUARTER	FULL YEAR 2014	PREVIOUS FULL YEAR 2014

Net income per share	$0.11 to $0.15	$1.91 to $1.95	$1.10 to $1.18
Pro forma FFO per share	$0.53 to $0.57	$2.06 to $2.10	$2.04 to $2.12
AFFO per share	$0.41 to $0.45	$1.67 to $1.71	$1.64 to $1.74

Conventional Same Store Operating Measures
NOI change compared to prior quarter 2014	2.75% to 3.75%	n/a	n/a
NOI change compared to same period 2013	4.75% to 5.75%	5.25%	4.50% to 5.25%
Revenue change compared to 2013	n/a	4.40%	3.90% to 4.20%
Expense change compared to 2013	n/a	2.75%	2.25% to 2.50%

Other Guidance Updates
Real estate value of property acquisitions	n/a	$131M	n/a
Real estate value of property dispositions	n/a	$650M to $700M	$300M to $350M
Aimco net proceeds from property dispositions*	n/a	$400M to $425M	$180M to $220M
Real estate value of unencumbered apartment communities	n/a	~$1B	$900M to $950M

*
Net proceeds from property dispositions are expected to be used to fund 2014 and 2015 investment activities. As a result of the increased volume of 2014 property dispositions, and taxable gains related thereto, Aimco may be required to pay a special dividend in 2015. The amount of any such special dividend will depend on the amount of 2015 sales and related taxable gains. If a special dividend is required, Aimco may elect to pay a portion in stock.

5

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, October 31, 2014 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on November 14, 2014
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 3460620	Passcode: 10053890
Live webcast and replay: http://www.aimco.com/investors/events-presentations/webcasts
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco's website at http://www.aimco.com/investors/financial-reports/quarterly-earning-reports.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 204 communities in 23 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Elizabeth Coalson, Vice President Investor Relations
Investor Relations 303-691-4350, investor@aimco.com
Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: fourth quarter and full year 2014 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco's development and redevelopment investments, timelines and stabilized rents; expectations regarding sales of Aimco's apartment communities and the use of proceeds thereof; and possible payment of special dividends to shareholders. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, developments and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our developments and redevelopments; and our ability to comply with debt covenants, including financial coverage ratios.

6

Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that our earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions, developments and redevelopments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2013, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

7

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)				(Page 1 of 2)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES
Rental and other property revenues	$239,873	$236,546	$719,501	$700,734
Tax credit and asset management revenues	6,970	7,397	22,684	22,458
Total revenues	246,843	243,943	742,185	723,192

OPERATING EXPENSES
Property operating expenses	95,174	93,898	288,816	282,064
Investment management expenses	1,279	373	3,552	3,503
Depreciation and amortization	69,437	72,040	211,143	221,588
Provision for real estate impairment losses	1,413	—	1,413	—
General and administrative expenses	10,665	10,962	31,322	33,894
Other expenses, net	1,408	2,158	7,397	6,281
Total operating expenses	179,376	179,431	543,643	547,330
Operating income	67,467	64,512	198,542	175,862
Interest income	1,787	3,587	5,187	12,652
Interest expense	(57,806)	(59,648)	(168,613)	(175,724)
Other, net	1,733	(1,563)	(57)	(4,812)
Income before income taxes, discontinued operations and gain on dispositions	13,181	6,888	35,059	7,978
Income tax benefit (expense)	5,005	87	13,110	(187)
Income from continuing operations	18,186	6,975	48,169	7,791
Income from discontinued operations, net	—	72,435	—	81,431
Gain on dispositions of real estate, net of tax	126,329	—	262,483	—
Net income	144,515	79,410	310,652	89,222
Noncontrolling interests:
Net (income) loss income attributable to noncontrolling interests in consolidated real estate partnerships	(8,337)	(6,776)	(21,952)	4,336
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,601)	(1,606)	(4,808)	(4,818)
Net income attributable to common noncontrolling interests in Aimco OP	(6,549)	(3,796)	(13,895)	(4,668)
Net income attributable to noncontrolling interests	(16,487)	(12,178)	(40,655)	(5,150)
Net income attributable to Aimco	128,028	67,232	269,997	84,072
Net income attributable to Aimco preferred stockholders	(2,875)	(702)	(5,087)	(2,105)
Net income attributable to participating securities	(447)	(262)	(962)	(418)
Net income attributable to Aimco common stockholders	$124,706	$66,268	$263,948	$81,549
Earnings attributable to Aimco per common share - basic:
Income from continuing operations	$0.86	$0.04	$1.81	$0.03
Net income	$0.86	$0.46	$1.81	$0.56
Earnings attributable to Aimco per common share - diluted:
Income from continuing operations	$0.85	$0.04	$1.81	$0.03
Net income	$0.85	$0.46	$1.81	$0.56

8

Consolidated Statements of Operations (continued)
Income from Discontinued Operations		(Page 2 of 2)

In first quarter 2014, Aimco adopted a new accounting standard which generally eliminates, on a prospective basis, the requirement that sales of individual apartment communities be presented within discontinued operations. Under the new standard, the results of operations related to apartment communities sold or classified as held for sale during 2014 or subsequent periods are included in continuing operations for both the current period and prior periods, and any gain or loss on such sales is included as a separate line item below income from discontinued operations within Aimco's Consolidated Statements of Operations.

Income from discontinued operations for apartment communities sold prior to Aimco's January 1, 2014 adoption of the new standard consists of the following (in thousands):

	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Rental and other property revenues	$17,969	$55,236
Property operating expenses	(8,843)	(25,471)
Depreciation and amortization	(4,741)	(14,459)
(Provision for) recovery of real estate impairment losses	(108)	16
Operating income	4,277	15,322
Interest income	123	316
Interest expense	(3,700)	(12,074)
Income before gain on dispositions of real estate and income taxes	700	3,564
Gain on dispositions of real estate	74,664	80,656
Income tax expense	(2,929)	(2,789)
Income from discontinued operations, net	$72,435	$81,431
Income from discontinued operations attributable to:
Noncontrolling interests in consolidated real estate partnerships	$(8,079)	$(548)
Noncontrolling interests in Aimco OP	(3,443)	(4,309)
Total noncontrolling interests	(11,522)	(4,857)
Income from discontinued operations attributable to Aimco	$60,913	$76,574

9

Consolidated Balance Sheets
(in thousands) (unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Buildings and improvements	$6,069,042	$6,332,723
Land	1,771,545	1,881,358
Total real estate	7,840,587	8,214,081
Accumulated depreciation	(2,615,712)	(2,822,872)
Net real estate	5,224,875	5,391,209
Cash and cash equivalents	29,186	55,751
Restricted cash	166,024	127,037
Other assets	470,328	505,416
Assets held for sale [1]	47,050	—
Total assets	$5,937,463	$6,079,413

LIABILITIES AND EQUITY
Non-recourse property debt	$3,947,786	$4,337,785
Revolving credit facility borrowings	14,450	50,400
Total indebtedness	3,962,236	4,388,185
Accounts payable	40,166	43,161
Accrued liabilities and other	288,688	287,595
Deferred income	86,853	107,775
Liabilities related to assets held for sale [1]	37,056	—
Total liabilities	4,414,999	4,826,716
Preferred noncontrolling interests in Aimco OP	78,909	79,953
Equity:
Perpetual Preferred Stock	186,126	68,114
Class A Common Stock	1,462	1,459
Additional paid-in capital	3,694,101	3,701,339
Accumulated other comprehensive loss	(5,517)	(4,602)
Distributions in excess of earnings	(2,647,921)	(2,798,853)
Total Aimco equity	1,228,251	967,457
Noncontrolling interests in consolidated real estate partnerships	234,076	233,008
Common noncontrolling interests in Aimco OP	(18,772)	(27,721)
Total equity	1,443,555	1,172,744
Total liabilities and equity	$5,937,463	$6,079,413

[1] As of September 30, 2014, Aimco had five apartment communities with a total of 667 apartment homes classified as held for sale.

10

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income attributable to Aimco common stockholders	$124,706	$66,268	$263,948	$81,549
Adjustments:
Depreciation and amortization, net of noncontrolling partners' interest	67,531	69,254	205,513	213,919
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners' interest	(2,439)	(2,915)	(7,211)	(8,777)
(Gain) loss on dispositions and other, net of income taxes and noncontrolling partners' interest	(119,807)	376	(242,824)	736
Provision for (recovery of) impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	1,413	(13)	1,790	24
Discontinued operations [1]:
Gain on dispositions of real estate, net of income taxes and noncontrolling partners' interest	—	(63,143)	—	(75,738)
Provision for (recovery of) impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	—	108	—	(855)
Depreciation of rental property, net of noncontrolling partners' interest	—	3,919	—	11,868
Common noncontrolling interests in Aimco OP's share of above adjustments	2,200	(398)	1,650	(7,622)
Amounts allocable to participating securities	188	(29)	152	(446)
FFO / Pro forma FFO Attributable to Aimco common stockholders	$73,792	$73,427	$223,018	$214,658
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(16,325)	(22,314)	(39,918)	(55,126)
AFFO Attributable to Aimco common stockholders	$57,467	$51,113	$183,100	$159,532

Weighted average common shares outstanding	145,672	145,334	145,601	145,274
Dilutive common stock equivalents	432	229	323	268
Total shares and dilutive share equivalents	146,104	145,563	145,924	145,542

FFO / Pro forma FFO per share - diluted	$0.51	$0.50	$1.53	$1.47
AFFO per share - diluted	$0.39	$0.35	$1.26	$1.10

[1] As discussed in the Consolidated Statements of Operations, Aimco adopted a new accounting standard in first quarter 2014, which generally eliminates, on a prospective basis, the requirement that sales of individual apartment communities be presented within discontinued operations. Details of FFO amounts related to apartment communities sold and held for sale during third quarter and year-to-date 2014 may be found on Supplemental Schedules 2(a) and 2(b), respectively.

11

Supplemental Schedule 2(a)

Proportionate Funds From Operations Presentation
Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013
(in thousands, except per share data) (unaudited)
	Three Months Ended September 30, 2014				Three Months Ended September 30, 2013
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$175,704	$—	$(7,389)	$168,315	$168,196	$—	$(7,261)	$160,935
Conventional Redevelopment	13,949	—	—	13,949	9,144	—	—	9,144
Other Conventional	13,995	499	—	14,494	11,682	475	—	12,157
Total Conventional	203,648	499	(7,389)	196,758	189,022	475	(7,261)	182,236
Affordable Same Store	21,306	—	—	21,306	20,856	—	—	20,856
Other Affordable	2,887	1,011	(334)	3,564	2,845	910	(325)	3,430
Total Affordable	24,193	1,011	(334)	24,870	23,701	910	(325)	24,286
Sold and Held For Sale Apartment Communities	11,998	—	(747)	11,251	23,809	85	(2,046)	21,848
Property management revenues, primarily from affiliates	34	(58)	234	210	14	(70)	308	252
Total rental and other property revenues	239,873	1,452	(8,236)	233,089	236,546	1,400	(9,324)	228,622

Property operating expenses
Conventional Same Store	58,170	—	(2,591)	55,579	55,691	—	(2,582)	53,109
Conventional Redevelopment	5,576	—	—	5,576	4,580	—	—	4,580
Other Conventional	6,382	154	—	6,536	5,229	139	—	5,368
Total Conventional	70,128	154	(2,591)	67,691	65,500	139	(2,582)	63,057
Affordable Same Store	8,366	—	—	8,366	8,363	—	—	8,363
Other Affordable	1,252	476	(280)	1,448	1,347	388	(224)	1,511
Total Affordable	9,618	476	(280)	9,814	9,710	388	(224)	9,874
Sold and Held For Sale Apartment Communities	6,642	—	(426)	6,216	10,021	55	(844)	9,232
Casualties	2,588	—	137	2,725	1,204	—	(21)	1,183
Property management expenses	6,198	—	(315)	5,883	7,463	—	50	7,513
Total property operating expenses	95,174	630	(3,475)	92,329	93,898	582	(3,621)	90,859
Net real estate operations	144,699	822	(4,761)	140,760	142,648	818	(5,703)	137,763

Amortization of deferred tax credit income	6,837	—	—	6,837	7,270	—	—	7,270
Asset management revenues	—	—	9	9	127	—	330	457
Non-recurring revenues	133	—	—	133	—	—	—	—
Total tax credit and asset management revenues	6,970	—	9	6,979	7,397	—	330	7,727

Investment management expenses	(1,279)	—	—	(1,279)	(373)	—	—	(373)
Depreciation and amortization related to non-real estate assets	(2,431)	—	6	(2,425)	(2,890)	—	6	(2,884)
General and administrative expenses	(10,665)	—	16	(10,649)	(10,962)	—	34	(10,928)
Other expenses, net	(1,362)	88	(269)	(1,543)	(2,097)	(145)	(160)	(2,402)
Interest income	1,786	—	65	1,851	3,587	(5)	75	3,657
Interest expense	(54,964)	(325)	1,744	(53,545)	(55,047)	(241)	1,916	(53,372)
Other, net of non-FFO items	4,777	291	(4,546)	522	198	139	(180)	157
Income tax benefit	4,925	—	—	4,925	135	—	—	135
Discontinued operations, net of non-FFO items	—	—	—	—	5,470	—	(487)	4,983
Other FFO related to Sold and Held For Sale Apartment Communities	(2,901)	—	183	(2,718)	(4,698)	—	455	(4,243)
Preferred dividends and distributions	(4,476)	—	—	(4,476)	(2,308)	—	—	(2,308)
Common noncontrolling interests in Aimco OP	(4,351)	—	—	(4,351)	(4,194)	—	—	(4,194)
Amounts allocated to participating securities	(259)	—	—	(259)	(291)	—	—	(291)
FFO / Pro forma FFO	$80,469	$876	$(7,553)	$73,792	$76,575	$566	$(3,714)	$73,427

12

Supplemental Schedule 2(b)

Proportionate Funds From Operations Presentation
Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013
(in thousands, except per share data) (unaudited)
	Nine Months Ended September 30, 2014				Nine Months Ended September 30, 2013
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$520,577	$—	$(21,842)	$498,735	$498,361	$—	$(22,280)	$476,081
Conventional Redevelopment	36,801	—	—	36,801	26,165	—	—	26,165
Other Conventional	38,500	1,463	—	39,963	34,664	1,434	—	36,098
Total Conventional	595,878	1,463	(21,842)	575,499	559,190	1,434	(22,280)	538,344
Affordable Same Store	63,451	—	—	63,451	62,351	—	—	62,351
Other Affordable	8,683	3,019	(997)	10,705	8,763	2,933	(1,009)	10,687
Total Affordable	72,134	3,019	(997)	74,156	71,114	2,933	(1,009)	73,038
Sold and Held For Sale Apartment Communities	51,423	116	(2,653)	48,886	70,372	665	(6,088)	64,949
Property management revenues, primarily from affiliates	66	(181)	710	595	58	(212)	968	814
Total rental and other property revenues	719,501	4,417	(24,782)	699,136	700,734	4,820	(28,409)	677,145

Property operating expenses
Conventional Same Store	172,284	—	(7,573)	164,711	167,762	—	(7,895)	159,867
Conventional Redevelopment	15,482	—	—	15,482	12,329	—	—	12,329
Other Conventional	18,285	450	—	18,735	15,848	367	—	16,215
Total Conventional	206,051	450	(7,573)	198,928	195,939	367	(7,895)	188,411
Affordable Same Store	25,702	—	—	25,702	25,030	—	—	25,030
Other Affordable	4,282	1,387	(859)	4,810	4,218	1,275	(656)	4,837
Total Affordable	29,984	1,387	(859)	30,512	29,248	1,275	(656)	29,867
Sold and Held For Sale Apartment Communities	24,731	73	(1,243)	23,561	30,205	425	(2,576)	28,054
Casualties	9,530	—	271	9,801	3,883	(6)	(47)	3,830
Property management expenses	18,520	—	(416)	18,104	22,789	—	(184)	22,605
Total property operating expenses	288,816	1,910	(9,820)	280,906	282,064	2,061	(11,358)	272,767
Net real estate operations	430,685	2,507	(14,962)	418,230	418,670	2,759	(17,051)	404,378

Amortization of deferred tax credit income	20,504	—	—	20,504	21,701	—	—	21,701
Asset management revenues	—	—	17	17	127	—	563	690
Non-recurring revenues	2,180	—	—	2,180	630	—	—	630
Total tax credit and asset management revenues	22,684	—	17	22,701	22,458	—	563	23,021

Investment management expenses	(3,552)	—	—	(3,552)	(3,503)	—	—	(3,503)
Depreciation and amortization related to non-real estate assets	(7,165)	—	18	(7,147)	(8,709)	—	20	(8,689)
General and administrative expenses	(31,322)	—	48	(31,274)	(33,894)	(1)	123	(33,772)
Other expenses, net	(7,138)	(27)	(397)	(7,562)	(6,137)	(289)	97	(6,329)
Interest income	5,115	(11)	183	5,287	12,649	313	24	12,986
Interest expense	(158,201)	(1,048)	5,068	(154,181)	(161,032)	(1,171)	5,979	(156,224)
Other, net of non-FFO items	5,313	995	(5,647)	661	1,184	1,385	(1,310)	1,259
Income tax benefit (expense)	12,680	—	—	12,680	(107)	—	—	(107)
Discontinued operations, net of non-FFO items	—	—	—	—	17,639	—	(2,260)	15,379
Other FFO related to Sold and Held For Sale Apartment Communities	(10,664)	—	791	(9,873)	(14,925)	—	1,261	(13,664)
Preferred dividends and distributions	(9,895)	—	—	(9,895)	(6,923)	—	—	(6,923)
Common noncontrolling interests in Aimco OP	(12,247)	—	—	(12,247)	(12,290)	—	—	(12,290)
Amounts allocated to participating securities	(810)	—	—	(810)	(864)	—	—	(864)
FFO / Pro forma FFO	$235,483	$2,416	$(14,881)	$223,018	$224,216	$2,996	$(12,554)	$214,658

13

Supplemental Schedule 3

Portfolio Summary
As of September 30, 2014
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Effective Apartment Homes	Average Ownership
Conventional Same Store	107	37,419	36,370	97%
Conventional Redevelopment	7	2,860	2,860	100%
Conventional Acquisition	5	714	714	100%
Other Conventional	23	1,969	1,899	96%
Conventional Held for Sale	1	344	344	100%
Total Conventional portfolio	143	43,306	42,187	97%

Affordable Same Store [1]	44	7,111	7,111	100%
Other Affordable [2]	13	1,708	1,168	68%
Affordable Held for Sale	4	323	203	63%
Total Affordable portfolio	61	9,142	8,482	93%
Total portfolio	204	52,448	50,669	97%

[1] Represents Aimco's portfolio of Affordable Apartment Communities redeveloped with Low Income Housing Tax Credits, generally between 2005 and 2009. Aimco may sell these apartment communities as the tax credit delivery or compliance periods expire, which expirations occur primarily between 2015 to 2023.
[2] Represents Aimco's portfolio of Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.

14

Supplemental Schedule 4

Net Asset Value Supplemental Information			(Page 1 of 2)
(in thousands) (unaudited)
One measure of stockholder value is Net Asset Value (NAV), which is the estimated fair value of assets, net of liabilities, noncontrolling interests and preferred equity. The information provided below is intended to assist users of Aimco’s financial information in making their own estimates of Aimco NAV. See the following page for notes to the Supplemental Information provided below.

Trailing Twelve Month Net Operating Income Data [1]

	Proportionate Property Net Operating Income
	Conventional	Affordable	Total
Rental and other property revenues	$759,525	$98,676	$858,201
Property operating expenses	(260,096)	(40,059)	(300,155)
Property NOI	$499,429	$58,617	$558,046

Proportionate Balance Sheet Data
As of September 30, 2014
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$7,840,587	$50,625	$(267,576)	$7,623,636
Accumulated depreciation	(2,615,712)	(9,647)	88,422	(2,536,937)
Net real estate	5,224,875	40,978	(179,154)	5,086,699
Cash and cash equivalents	29,186	367	(2,114)	27,439
Restricted cash	166,024	1,501	(2,873)	164,652
Investment in unconsolidated real estate partnerships	16,097	(16,097)	—	—
Deferred financing costs, net	30,907	207	(405)	30,709
Goodwill	45,251	—	—	45,251
Other assets	378,073	513	(145,051)	233,535
Assets held for sale	47,050	—	(2,584)	44,466
Total assets	$5,937,463	$27,469	$(332,181)	$5,632,751

LIABILITIES AND EQUITY
Non-recourse property debt	3,947,786	$24,609	$(143,197)	$3,829,198
Revolving credit facility borrowings	14,450	—	—	14,450
Deferred income [2]	86,853	10	(253)	86,610
Other liabilities	328,854	2,850	(119,263)	212,441
Liabilities related to assets held for sale	37,056	—	(3,258)	33,798
Total liabilities	4,414,999	27,469	(265,971)	4,176,497
Preferred noncontrolling interests in Aimco OP	78,909	—	—	78,909
Perpetual preferred stock	186,126	—	—	186,126
Other Aimco equity	1,042,125	—	167,866	1,209,991
Noncontrolling interests in consolidated real estate partnerships	234,076	—	(234,076)	—
Common noncontrolling interests in Aimco OP	(18,772)	—	—	(18,772)
Total liabilities and equity	$5,937,463	$27,469	$(332,181)	$5,632,751

15

Supplemental Schedule 4 (continued)

Net Asset Value Supplemental Information	(Page 2 of 2)

[1]
Refer to the Glossary for the definition of Proportionate Property Net Operating Income, as well as a reconciliation of the trailing twelve month amounts in this table to the corresponding amounts computed in accordance with GAAP.

[2]
Deferred income includes $48.6 million of unamortized cash contributions received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors.

Under existing tax credit agreements, Aimco will receive additional cash contributions of $28.3 million, of which $2.7 million will be received during the remainder of 2014, and, on average, $5.1 million will be received each year from 2015 through 2019. Deferred income is excluded from Aimco’s internal estimates of NAV.

Income to be recognized in future periods:
		September 30, 2014
Deferred tax credit income balance		$48,640
Cash contributions to be received in the future		28,263
Total to be amortized		$76,903

Low Income Housing Tax Credit Amortization Schedule

	Revenue	Expense	Projected Income	Estimated Income Taxes	Projected Income, net of tax
2014 4Q	$6,830	$(338)	$6,492	$(2,532)	$3,960
2015	23,759	(1,271)	22,488	(8,770)	13,718
2016	18,238	(1,085)	17,153	(6,690)	10,463
2017	14,375	(850)	13,525	(5,275)	8,250
2018	6,879	(361)	6,518	(2,542)	3,976
Thereafter	11,319	(592)	10,727	(4,184)	6,543
Total	$81,400	$(4,497)	$76,903	$(29,993)	$46,910

16

Supplemental Schedule 5

Capitalization and Financial Metrics					(Page 1 of 2)
As of September 30, 2014
(dollars in thousands) (unaudited)

Non-Recourse Property Debt Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances	Weighted Average Maturity (Years)	Weighted Average Rate
Fixed rate loans payable	$3,747,357	$24,609	$(143,163)	$3,628,803	8.2	5.39%
Floating rate tax-exempt bonds	120,766	—	(34)	120,732	3.8	1.15%
Fixed rate tax-exempt bonds	79,663	—	—	79,663	24.9	4.69%
Total non-recourse property debt	$3,947,786	$24,609	$(143,197)	$3,829,198	8.4	5.25%
Revolving credit facility borrowings	14,450	—	—	14,450
Cash and restricted cash	(195,210)	(1,868)	4,987	(192,091)
Securitization Trust Assets [1]	(60,623)	—	—	(60,623)
Net Debt	$3,706,403	$22,741	$(138,210)	$3,590,934

[1]
In 2011, $673.8 million of Aimco's loans payable were securitized in a trust holding only these loans. Aimco purchased for $51.5 million the subordinate positions in the trust that holds these loans. The subordinate positions have a face value of $100.9 million and a carrying amount of $60.6 million, and are included in Other Assets on Aimco’s Consolidated Balance Sheet at September 30, 2014. The carrying amount of these investments effectively reduces Aimco's September 30, 2014 debt balances.

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2014 4Q	$19,246	$—		$19,246	—%	—%

2015 1Q	20,189	—		20,189	—%	—%
2015 2Q	20,287	3,944		24,231	0.10%	5.91%
2015 3Q	20,126	101,331		121,457	2.65%	4.17%
2015 4Q	19,904	42,371		62,275	1.11%	5.72%
Total 2015	80,506	147,646		228,152	3.86%	4.66%

2016	78,523	396,156		474,679	10.35%	5.03%
2017	77,068	326,300		403,368	8.52%	5.92%
2018	72,855	128,911		201,766	3.37%	4.37%
2019	67,444	520,305		587,749	13.59%	5.63%
2020	59,798	340,751		400,549	8.90%	6.30%
2021	41,045	686,760	[2]	727,805	17.93%	5.55%
2022	29,419	176,281		205,700	4.60%	5.16%
2023	15,795	61,546		77,341	1.61%	5.10%
2024	13,580	36,514		50,094	0.95%	4.12%
Thereafter	368,190	84,559		452,749	2.21%	3.24%
Total	$923,469	$2,905,729		$3,829,198		4.97%	[3]

[2]	2021 maturities include property loans that will repay substantially all of Aimco’s subordinate positions in the securitization trust discussed above.
[3]
Represents the Money-Weighted Average Interest Rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of September 30, 2014, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt. The debt had a mark-to-market liability of $177.4 million at September 30, 2014.

17

Supplemental Schedule 5 (continued)

Capitalization and Financial Metrics				(Page 2 of 2)
(share, unit and dollar amounts in thousands) (unaudited)
Preferred Securities

	Shares/Units Outstanding as of September 30, 2014	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000
Class Z	1,392	7/29/2016	7.000%	34,791
Series A Community Reinvestment Act	—	6/30/2011	1.480%	27,000
Total perpetual preferred stock			6.118%	186,791

Preferred Partnership Units	2,917		8.114%	78,914
Total preferred securities			6.711%	$265,705

Common Stock, Partnership Units and Equivalents

As of
September 30, 2014
Class A Common Stock outstanding	145,693
Dilutive securities:
Options and restricted stock	555
Total shares and dilutive share equivalents	146,248
Common Partnership Units and equivalents	7,658
Total shares, units and dilutive share equivalents	153,906

Debt Ratios
Trailing Twelve Months Ended September 30,
	2014	2013
Debt to EBITDA	6.6x	7.8x
Debt and Preferred Equity to EBITDA	7.1x	8.0x
EBITDA Coverage of Interest	2.7x	2.5x
EBITDA Coverage of Interest and Preferred Dividends	2.6x	2.4x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	1.81x	1.50x
Fixed Charge Coverage Ratio	1.74x	1.30x

Credit Ratings

Fitch Ratings	Issuer Default Rating	BB+ (positive)
Standard and Poor’s	Corporate Credit Rating	BB+ (positive)

18

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
Third Quarter 2014 Compared to Third Quarter 2013
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	3Q 2014	3Q 2013	Growth	3Q 2014	3Q 2013	Growth	3Q 2014	3Q 2013	Growth	3Q 2014	3Q 2014	3Q 2013	3Q 2014	3Q 2013
Target Markets
Los Angeles	12	3,552	2,901	$20,665	$19,505	5.9%	$5,741	$5,661	1.4%	$14,924	$13,844	7.8%	72.2%	96.1%	95.7%	$2,471	$2,343
Orange County	3	1,017	1,017	6,089	5,811	4.8%	1,746	1,742	0.2%	4,343	4,069	6.7%	71.3%	97.1%	96.9%	2,056	1,966
San Diego	6	2,032	2,032	9,451	9,051	4.4%	2,850	2,661	7.1%	6,601	6,390	3.3%	69.8%	95.8%	96.5%	1,618	1,540
Southern CA Total	21	6,601	5,950	36,205	34,367	5.3%	10,337	10,064	2.7%	25,868	24,303	6.4%	71.4%	96.2%	96.1%	2,109	2,003
East Bay	1	246	246	1,552	1,362	14.0%	467	456	2.4%	1,085	906	19.8%	69.9%	97.9%	98.2%	2,149	1,880
San Jose	1	224	224	1,358	1,267	7.2%	435	399	9.0%	923	868	6.3%	68.0%	96.2%	98.1%	2,100	1,922
San Francisco	5	774	774	5,289	4,850	9.1%	1,549	1,449	6.9%	3,740	3,401	10.0%	70.7%	97.0%	96.9%	2,348	2,155
Northern CA Total	7	1,244	1,244	8,199	7,479	9.6%	2,451	2,304	6.4%	5,748	5,175	11.1%	70.1%	97.0%	97.4%	2,264	2,058

Atlanta	5	1,295	1,281	4,485	4,233	6.0%	1,891	1,589	19.0%	2,594	2,644	(1.9)%	57.8%	95.6%	96.3%	1,220	1,143
Boston	11	4,129	4,129	17,031	16,330	4.3%	6,264	5,804	7.9%	10,767	10,526	2.3%	63.2%	96.2%	95.5%	1,430	1,380
Chicago	10	3,245	3,245	14,650	13,847	5.8%	4,920	4,649	5.8%	9,730	9,198	5.8%	66.4%	95.6%	95.6%	1,574	1,491
Denver	7	1,613	1,540	6,192	5,820	6.4%	1,779	1,597	11.4%	4,413	4,223	4.5%	71.3%	95.7%	95.1%	1,401	1,324
Miami	5	2,471	2,460	15,362	14,591	5.3%	4,818	4,421	9.0%	10,544	10,170	3.7%	68.6%	95.5%	96.8%	2,180	2,042
Philadelphia	4	2,042	1,963	8,367	8,029	4.2%	2,925	2,907	0.6%	5,442	5,122	6.2%	65.0%	95.5%	92.8%	1,488	1,469
Phoenix	1	324	324	916	901	1.7%	308	305	1.0%	608	596	2.0%	66.4%	94.0%	95.8%	1,002	968
Seattle	1	104	104	512	473	8.2%	219	213	2.8%	293	260	12.7%	57.2%	97.7%	94.9%	1,679	1,598
Suburban New York - New Jersey	2	1,162	1,162	5,189	4,893	6.0%	1,758	1,750	0.5%	3,431	3,143	9.2%	66.1%	96.1%	95.2%	1,549	1,474
Washington - No. Va - MD	14	6,547	6,519	28,518	28,305	0.8%	9,578	9,357	2.4%	18,940	18,948	—%	66.4%	95.4%	95.3%	1,529	1,519

Total Target Markets	88	30,777	29,921	145,626	139,268	4.6%	47,248	44,960	5.1%	98,378	94,308	4.3%	67.6%	95.8%	95.6%	1,693	1,623

Other Markets
Baltimore	5	1,180	1,066	3,986	3,816	4.5%	1,570	1,578	(0.5)%	2,416	2,238	8.0%	60.6%	93.9%	91.0%	1,326	1,312
Nashville	3	764	764	2,779	2,660	4.5%	991	1,021	(2.9)%	1,788	1,639	9.1%	64.3%	94.5%	96.4%	1,284	1,204
Norfolk - Richmond	6	1,643	1,564	4,988	4,972	0.3%	1,741	1,666	4.5%	3,247	3,306	(1.8)%	65.1%	95.7%	94.7%	1,110	1,119
Other Markets	5	3,055	3,055	10,642	10,149	4.9%	4,119	4,040	2.0%	6,523	6,109	6.8%	61.3%	95.6%	96.0%	1,215	1,154

Total Other Markets	19	6,642	6,449	22,395	21,597	3.7%	8,421	8,305	1.4%	13,974	13,292	5.1%	62.4%	95.2%	94.9%	1,216	1,176

Grand Total	107	37,419	36,370	$168,021	$160,865	4.4%	$55,669	$53,265	4.5%	$112,352	$107,600	4.4%	66.9%	95.7%	95.5%	$1,609	$1,544

19

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
Third Quarter 2014 Compared to Second Quarter 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	3Q 2014	2Q 2014	Growth	3Q 2014	2Q 2014	Growth	3Q 2014	2Q 2014	Growth	3Q 2014	3Q 2014	2Q 2014	3Q 2014	2Q 2014
Target Markets
Los Angeles	12	3,552	2,901	$20,665	$20,055	3.0%	$5,741	$5,440	5.5%	$14,924	$14,615	2.1%	72.2%	96.1%	95.8%	$2,471	$2,405
Orange County	3	1,017	1,017	6,089	5,905	3.1%	1,746	1,637	6.7%	4,343	4,268	1.8%	71.3%	97.1%	96.4%	2,056	2,008
San Diego	6	2,032	2,032	9,451	9,370	0.9%	2,850	2,535	12.4%	6,601	6,835	(3.4)%	69.8%	95.8%	96.5%	1,618	1,593
Southern CA Total	21	6,601	5,950	36,205	35,330	2.5%	10,337	9,612	7.5%	25,868	25,718	0.6%	71.4%	96.2%	96.2%	2,109	2,059
East Bay	1	246	246	1,552	1,476	5.1%	467	431	8.4%	1,085	1,045	3.8%	69.9%	97.9%	96.6%	2,149	2,070
San Jose	1	224	224	1,358	1,287	5.5%	435	399	9.0%	923	888	3.9%	68.0%	96.2%	96.9%	2,100	1,976
San Francisco	5	774	774	5,289	5,106	3.6%	1,549	1,480	4.7%	3,740	3,626	3.1%	70.7%	97.0%	96.8%	2,348	2,272
Northern CA Total	7	1,244	1,244	8,199	7,869	4.2%	2,451	2,310	6.1%	5,748	5,559	3.4%	70.1%	97.0%	96.8%	2,264	2,179

Atlanta	5	1,295	1,281	4,485	4,349	3.1%	1,891	1,633	15.8%	2,594	2,716	(4.5)%	57.8%	95.6%	95.3%	1,220	1,187
Boston	11	4,129	4,129	17,031	16,872	0.9%	6,264	6,313	(0.8)%	10,767	10,559	2.0%	63.2%	96.2%	97.2%	1,430	1,402
Chicago	10	3,245	3,245	14,650	14,404	1.7%	4,920	5,343	(7.9)%	9,730	9,061	7.4%	66.4%	95.6%	95.7%	1,574	1,546
Denver	7	1,613	1,540	6,192	5,991	3.4%	1,779	1,846	(3.6)%	4,413	4,145	6.5%	71.3%	95.7%	95.5%	1,401	1,358
Miami	5	2,471	2,460	15,362	15,142	1.5%	4,818	4,779	0.8%	10,544	10,363	1.7%	68.6%	95.5%	96.4%	2,180	2,128
Philadelphia	4	2,042	1,963	8,367	8,433	(0.8)%	2,925	3,019	(3.1)%	5,442	5,414	0.5%	65.0%	95.5%	97.4%	1,488	1,470
Phoenix	1	324	324	916	916	—%	308	291	5.8%	608	625	(2.7)%	66.4%	94.0%	95.4%	1,002	988
Seattle	1	104	104	512	499	2.6%	219	212	3.3%	293	287	2.1%	57.2%	97.7%	97.2%	1,679	1,644
Suburban New York - New Jersey	2	1,162	1,162	5,189	5,143	0.9%	1,758	1,787	(1.6)%	3,431	3,356	2.2%	66.1%	96.1%	96.9%	1,549	1,523
Washington - No. Va - MD	14	6,547	6,519	28,518	28,420	0.3%	9,578	8,837	8.4%	18,940	19,583	(3.3)%	66.4%	95.4%	96.3%	1,529	1,509

Total Target Markets	88	30,777	29,921	145,626	143,368	1.6%	47,248	45,982	2.8%	98,378	97,386	1.0%	67.6%	95.8%	96.4%	1,693	1,658

Other Markets
Baltimore	5	1,180	1,066	3,986	4,054	(1.7)%	1,570	1,516	3.6%	2,416	2,538	(4.8)%	60.6%	93.9%	94.4%	1,326	1,343
Nashville	3	764	764	2,779	2,706	2.7%	991	968	2.4%	1,788	1,738	2.9%	64.3%	94.5%	95.8%	1,284	1,232
Norfolk - Richmond	6	1,643	1,564	4,988	4,982	0.1%	1,741	1,660	4.9%	3,247	3,322	(2.3)%	65.1%	95.7%	95.8%	1,110	1,108
Other Markets	5	3,055	3,055	10,642	10,711	(0.6)%	4,119	4,229	(2.6)%	6,523	6,482	0.6%	61.3%	95.6%	95.9%	1,215	1,218

Total Other Markets	19	6,642	6,449	22,395	22,453	(0.3)%	8,421	8,373	0.6%	13,974	14,080	(0.8)%	62.4%	95.2%	95.6%	1,216	1,213

Grand Total	107	37,419	36,370	$168,021	$165,821	1.3%	$55,669	$54,355	2.4%	$112,352	$111,466	0.8%	66.9%	95.7%	96.2%	$1,609	$1,579

20

Supplemental Schedule 6(c)

Conventional Same Store Operating Results
Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	YTD 3Q 2014	YTD 3Q 2013	Growth	YTD 3Q 2014	YTD 3Q 2013	Growth	YTD 3Q 2014	YTD 3Q 2013	Growth	YTD 3Q 2014	YTD 3Q 2014	YTD 3Q 2013	YTD 3Q 2014	YTD 3Q 2013
Target Markets
Los Angeles	12	3,552	2,901	$60,630	$57,593	5.3%	$16,934	$17,307	(2.2)%	$43,696	$40,286	8.5%	72.1%	95.9%	95.6%	$2,422	$2,308
Orange County	3	1,017	1,017	17,831	17,044	4.6%	5,081	5,133	(1.0)%	12,750	11,911	7.0%	71.5%	96.7%	96.1%	2,015	1,938
San Diego	6	2,032	2,032	27,856	26,506	5.1%	7,995	7,740	3.3%	19,861	18,766	5.8%	71.3%	96.3%	95.9%	1,583	1,512
Southern CA Total	21	6,601	5,950	106,317	101,143	5.1%	30,010	30,180	(0.6)%	76,307	70,963	7.5%	71.8%	96.2%	95.8%	2,065	1,972
East Bay	1	246	246	4,480	3,988	12.3%	1,369	1,396	(1.9)%	3,111	2,592	20.0%	69.4%	97.5%	97.0%	2,075	1,857
San Jose	1	224	224	3,922	3,697	6.1%	1,261	1,240	1.7%	2,661	2,457	8.3%	67.8%	96.2%	96.8%	2,023	1,895
San Francisco	5	774	774	15,354	14,155	8.5%	4,524	4,286	5.6%	10,830	9,869	9.7%	70.5%	96.6%	96.7%	2,282	2,102
Northern CA Total	7	1,244	1,244	23,756	21,840	8.8%	7,154	6,922	3.4%	16,602	14,918	11.3%	69.9%	96.7%	96.7%	2,194	2,016

Atlanta	5	1,295	1,281	13,072	12,378	5.6%	5,105	4,631	10.2%	7,967	7,747	2.8%	60.9%	95.4%	95.4%	1,188	1,125
Boston	11	4,129	4,129	50,376	48,624	3.6%	19,008	18,360	3.5%	31,368	30,264	3.6%	62.3%	96.3%	95.8%	1,408	1,366
Chicago	10	3,245	3,245	43,501	41,158	5.7%	15,541	14,663	6.0%	27,960	26,495	5.5%	64.3%	95.6%	96.2%	1,558	1,469
Denver	7	1,613	1,540	18,103	16,949	6.8%	5,382	4,822	11.6%	12,721	12,127	4.9%	70.3%	95.8%	95.5%	1,364	1,281
Miami	5	2,471	2,460	45,513	42,861	6.2%	14,295	13,877	3.0%	31,218	28,984	7.7%	68.6%	96.5%	96.9%	2,131	1,997
Philadelphia	4	2,042	1,963	25,107	24,006	4.6%	9,306	8,947	4.0%	15,801	15,059	4.9%	62.9%	96.3%	94.0%	1,475	1,445
Phoenix	1	324	324	2,756	2,672	3.1%	915	884	3.5%	1,841	1,788	3.0%	66.8%	95.2%	95.4%	993	961
Seattle	1	104	104	1,493	1,410	5.9%	649	635	2.2%	844	775	8.9%	56.5%	97.5%	95.5%	1,637	1,577
Suburban New York - New Jersey	2	1,162	1,162	15,333	14,619	4.9%	5,300	5,288	0.2%	10,033	9,331	7.5%	65.4%	96.2%	95.4%	1,524	1,466
Washington - No. Va - MD	14	6,547	6,519	85,305	84,740	0.7%	27,357	26,821	2.0%	57,948	57,919	0.1%	67.9%	95.7%	95.6%	1,519	1,511

Total Target Markets	88	30,777	29,921	430,632	412,400	4.4%	140,022	136,030	2.9%	290,610	276,370	5.2%	67.5%	96.0%	95.8%	1,665	1,600

Other Markets
Baltimore	5	1,180	1,066	12,111	11,750	3.1%	4,580	4,483	2.2%	7,531	7,267	3.6%	62.2%	94.1%	93.4%	1,341	1,311
Nashville	3	764	764	8,136	7,735	5.2%	2,887	2,889	(0.1)%	5,249	4,846	8.3%	64.5%	95.5%	95.8%	1,239	1,174
Norfolk - Richmond	6	1,643	1,564	14,892	14,905	(0.1)%	5,011	4,856	3.2%	9,881	10,049	(1.7)%	66.4%	95.4%	94.8%	1,109	1,117
Other Markets	5	3,055	3,055	32,099	30,020	6.9%	12,714	12,380	2.7%	19,385	17,640	9.9%	60.4%	96.0%	95.5%	1,216	1,143

Total Other Markets	19	6,642	6,449	67,238	64,410	4.4%	25,192	24,608	2.4%	42,046	39,802	5.6%	62.5%	95.5%	95.0%	1,213	1,168

Grand Total	107	37,419	36,370	$497,870	$476,810	4.4%	$165,214	$160,638	2.8%	$332,656	$316,172	5.2%	66.8%	95.9%	95.6%	$1,586	$1,524

21

Supplemental Schedule 6(d)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	3Q 2014	% of Total	3Q 2013	$ Change	% Change
Real estate taxes	$15,894	28.6%	$14,947	$947	6.3%
Onsite payroll	10,332	18.6%	10,092	240	2.4%
Utilities	10,961	19.7%	10,079	882	8.8%
Repairs and maintenance	7,395	13.3%	7,116	279	3.9%
Software, technology and other	3,920	7.0%	3,782	138	3.6%
Insurance	2,774	5.0%	2,668	106	4.0%
Marketing	1,777	3.2%	1,855	(78)	(4.2)%
Expensed turnover costs	2,616	4.6%	2,726	(110)	(4.0)%
Total	$55,669	100.0%	$53,265	$2,404	4.5%

Sequential Comparison

	3Q 2014	% of Total	2Q 2014	$ Change	% Change
Real estate taxes	$15,894	28.6%	$15,938	$(44)	(0.3)%
Onsite payroll	10,332	18.6%	9,706	626	6.4%
Utilities	10,961	19.7%	10,967	(6)	(0.1)%
Repairs and maintenance	7,395	13.3%	7,443	(48)	(0.6)%
Software, technology and other	3,920	7.0%	3,911	9	0.2%
Insurance	2,774	5.0%	2,272	502	22.1%
Marketing	1,777	3.2%	2,170	(393)	(18.1)%
Expensed turnover costs	2,616	4.6%	1,948	668	34.3%
Total	$55,669	100.0%	$54,355	$1,314	2.4%

Year to Date Comparison

	YTD 3Q 2014	% of Total	YTD 3Q 2013	$ Change	% Change
Real estate taxes	$47,645	28.8%	$45,443	$2,202	4.8%
Onsite payroll	30,309	18.3%	30,020	289	1.0%
Utilities	34,201	20.7%	31,169	3,032	9.7%
Repairs and maintenance	21,575	13.1%	21,967	(392)	(1.8)%
Software, technology and other	11,521	7.0%	11,135	386	3.5%
Insurance	7,762	4.7%	8,789	(1,027)	(11.7)%
Marketing	6,141	3.7%	5,897	244	4.1%
Expensed turnover costs	6,060	3.7%	6,218	(158)	(2.5)%
Total	$165,214	100.0%	$160,638	$4,576	2.8%

22

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
Third Quarter 2014 Compared to Third Quarter 2013
(unaudited)

	Quarter Ended September 30, 2014					Quarter Ended September 30, 2013
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Los Angeles	13	4,288	3,637	13.2%	$2,458	13	4,248	3,597	10.2%	$2,349
Orange County	4	1,213	1,213	3.7%	1,915	4	1,213	1,213	3.3%	1,828
San Diego	12	2,430	2,360	5.9%	1,592	12	2,430	2,360	5.4%	1,513
Southern CA Total	29	7,931	7,210	22.8%	2,072	29	7,891	7,170	18.9%	1,951
East Bay	2	413	413	1.2%	1,805	2	413	413	0.9%	1,594
San Jose	1	224	224	0.7%	2,100	1	224	224	0.6%	1,922
San Francisco	7	1,208	1,208	4.2%	2,467	7	1,208	1,208	2.5%	2,155
Northern CA Total	10	1,845	1,845	6.1%	2,261	10	1,845	1,845	4.0%	1,952

Atlanta	6	1,325	1,311	2.1%	1,250	6	1,325	1,311	2.0%	1,143
Boston	12	4,173	4,173	8.5%	1,438	12	4,173	4,173	7.8%	1,380
Chicago	10	3,245	3,245	7.5%	1,574	11	3,412	3,348	7.0%	1,487
Denver	8	2,213	2,140	4.0%	1,391	8	2,177	2,104	3.8%	1,212
Manhattan	17	775	775	3.0%	3,336	21	959	959	3.4%	2,985
Miami	5	2,516	2,505	8.2%	2,180	5	2,503	2,492	7.5%	2,042
Philadelphia	6	3,537	3,458	7.4%	1,648	7	3,888	3,809	7.3%	1,576
Phoenix	2	812	812	1.2%	1,080	5	1,374	1,226	1.6%	1,026
Seattle	2	239	239	0.4%	1,937	2	239	239	0.4%	1,742
Suburban New York - New Jersey	2	1,162	1,162	2.7%	1,549	2	1,162	1,162	2.3%	1,474
Washington - No. Va - MD	14	6,547	6,519	14.7%	1,529	14	6,547	6,476	13.9%	1,518

Total Target Markets	123	36,320	35,394	88.6%	1,736	132	37,495	36,314	79.9%	1,629

Other Markets
Baltimore	5	1,180	1,066	1.9%	1,326	5	1,180	1,066	1.7%	1,319
Nashville	3	764	764	1.4%	1,284	4	1,114	1,114	1.6%	1,117
Norfolk - Richmond	6	1,643	1,564	2.5%	1,109	6	1,643	1,564	2.4%	1,119
Other Markets	6	3,399	3,399	5.6%	1,190	26	12,662	12,600	14.4%	937

Total Other	20	6,986	6,793	11.4%	1,203	41	16,599	16,344	20.1%	991

Grand Total	143	43,306	42,187	100.0%	$1,649	173	54,094	52,658	100.0%	$1,426

23

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
Second Quarter 2014 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C+" quality market-rate apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents 90% to 125% of local market average; and "C+" quality assets are those earning rents greater than $1,100 per month but less than 90% of the local market average. The schedule below illustrates Aimco’s Conventional Apartment Community portfolio quality based on 2Q 2014 data, the most recent period for which third-party data is available. The portfolio data has been adjusted to remove apartment communities sold through 3Q 2014.

The average age of Aimco's portfolio, adjusted for its sizeable investment in redevelopment, is approximately 30 years. See the Glossary for further information.

	Quarter Ended June 30, 2014
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets
Los Angeles	13	4,248	3,597	12.6%	$2,222	$1,471	151.1%	13
Orange County	4	1,213	1,213	3.8%	1,719	1,611	106.7%	15
San Diego	12	2,430	2,360	6.2%	1,397	1,440	97.0%	26
Southern CA Total	29	7,891	7,170	22.6%	1,848	1,486	124.4%	18
East Bay	2	413	413	1.2%	1,568	1,461	107.3%	34
San Jose	1	224	224	0.7%	1,857	1,761	105.5%	13
San Francisco	7	1,208	1,208	3.7%	2,122	2,145	98.9%	23
Northern CA Total	10	1,845	1,845	5.6%	1,947	1,935	100.6%	24

Atlanta	6	1,325	1,311	2.3%	1,061	832	127.5%	17
Boston	12	4,173	4,173	8.6%	1,307	1,845	70.8%	40
Chicago	10	3,245	3,245	7.2%	1,356	1,098	123.5%	19
Denver	7	1,613	1,540	3.3%	1,171	928	126.2%	26
Manhattan	17	775	775	3.0%	3,066	3,152	97.3%	108
Miami	5	2,516	2,505	8.3%	1,854	1,135	163.3%	24
Philadelphia	6	3,538	3,459	7.7%	1,375	1,109	124.0%	33
Phoenix	2	812	812	1.2%	952	751	126.8%	13
Seattle	2	239	239	0.3%	1,585	1,174	135.0%	16
Suburban New York - New Jersey	2	1,162	1,162	2.7%	1,368	1,593	85.9%	13
Washington - No. Va - MD	14	6,547	6,519	15.5%	1,360	1,522	89.4%	43

Total Target Markets	122	35,681	34,755	88.3%	1,525	1,431	106.6%	30

Other Markets
Baltimore	5	1,180	1,066	2.0%	1,205	1,093	110.2%	43
Nashville	3	764	764	1.4%	1,057	812	130.2%	22
Norfolk - Richmond	6	1,643	1,564	2.6%	945	900	105.0%	26
Other Markets	6	3,399	3,399	5.7%	1,005	972	103.4%	37

Total Other	20	6,986	6,793	11.7%	1,028	956	107.5%	34

Grand Total	142	42,667	41,548	100.0%	$1,442	$1,352	106.7%	30

[1] Represents rents after concessions and vacancy loss, divided by the number of Effective Apartment Homes. Does not include other rental income.
[2] 2Q 2014 effective rents per REIS.

24

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Third Quarter 2014 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [2]	Property Debt	Net Sales Proceeds [3]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	15	4,635	96%	$362.6	6.7%	5.2%	$116.6	$219.4	$344.8	$215.4	$920
Affordable	—	—	—	—	—	—	—	—	—	—	—
Total Dispositions	15	4,635	96%	$362.6	6.7%	5.2%	$116.6	$219.4	$344.8	$215.4	$920

Year-to-Date 2014 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [2]	Property Debt	Net Sales Proceeds [3]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	22	7,870	97%	$611.0	6.8%	5.3%	$185.7	$381.4	$593.2	$375.7	$923
Affordable [4]	4	498	49%	45.1	6.7%	5.5%	16.2	26.8	24.1	13.7	1,051
Total Dispositions	26	8,368	95%	$656.1	6.8%	5.3%	$201.9	$408.2	$617.3	$389.4	$926

[1] NOI Cap Rate is calculated based on Aimco's share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds, less prepayment penalties associated with the related property debt, if applicable. Conventional Apartment Communities sold during 2014 are primarily outside of Aimco's target markets or in less desirable locations within Aimco's target markets, and had average revenues per apartment home approximately 45% below Aimco's retained portfolio. Accordingly, the NOI capitalization rates for Conventional Apartment
Communities sold during 2014 are not representative of those for Aimco's retained portfolio.
[2] Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[3] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[4] In addition to the sales of consolidated apartment communities above, year-to-date Aimco sold its partnership interests in ten unconsolidated Affordable Apartment Communities with 439 apartment homes, for gross proceeds to Aimco of $0.1 million.

Year-to-Date 2014 Acquisitions

Location	Apartment Homes	Purchase Price	Average Revenue Per Apartment Home (At Acquisition)
Denver, CO	600	$118.5	$1,365
Manhattan, NY	40	12.0	2,120
Total Acquisitions	640	$130.5	$1,412

25

Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item that was consumed prior to Aimco’s ownership. See the Glossary for further descriptions.

	Three Months Ended September 30, 2014			Nine Months Ended September 30, 2014
	Conventional	Affordable	Total	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$8,602	$2,064	$10,666	$20,603	$3,457	$24,060
Turnover capital additions	3,509	280	3,789	7,340	825	8,165
Capitalized site payroll and indirect costs	837	37	874	2,702	127	2,829
Capital Replacements	12,948	2,381	15,329	30,645	4,409	35,054
Capital Improvements	5,737	475	6,212	17,563	1,321	18,884
Property Upgrades	16,337	9	16,346	35,387	9	35,396
Redevelopment	40,975	—	40,975	147,081	—	147,081
Development	14,588	—	14,588	31,814	—	31,814
Casualty	783	175	958	3,831	796	4,627
Total Capital Additions [1]	$91,368	$3,040	$94,408	$266,321	$6,535	$272,856

Total apartment homes	42,820	8,080	50,900	42,820	8,080	50,900
Capital Replacements per apartment home	$302	$295	$301	$716	$546	$689

[1] Total Capital Additions reported above exclude $0.8 million and $4.2 million, respectively, for the three and nine months ended September 30, 2014, related to apartment communities sold or classified as held for sale at the end of the period. For the three and nine months ended September 30, 2014, Total Capital Additions include $3.3 million and $11.3 million of capitalized interest costs, respectively.

26

Supplemental Schedule 10

Summary of Redevelopment and Development Activity											(Page 1 of 4)
Nine Months Ended September 30, 2014
(dollars in millions, except per apartment home data) (unaudited)

				Schedule				Incremental Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Incremental Commercial Revenue	Current Residential Occupancy
Redevelopment of Operating Communities
2900 on First Apartments	135	$15.2	$7.9	1Q 2014	1Q 2014	1Q 2015	1Q 2015	$485	$40	$525	$0.1	43%
Ocean House on Prospect	53	14.8	1.0	4Q 2014	3Q 2015	4Q 2015	1Q 2016	930	80	1,010	—	89%
Park Towne Place	954	60.0	4.6	Multiple	3Q 2015	3Q 2016	2Q 2016	225	80	305	0.1	91%
The Palazzo at Park La Brea	521	15.7	14.1	1Q 2012	4Q 2012	4Q 2014	4Q 2014	370	—	370	—	94%
The Sterling	536	25.0	15.2	4Q 2013	3Q 2014	2Q 2015	4Q 2014	160	20	180	0.5	89%
Subtotal	2,199	$130.7	$42.8

				Schedule				Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Commercial Revenue	Current Residential Occupancy
Previously Vacant Communities
Lincoln Place	795	$365.0	$350.7	Multiple	Multiple	1Q 2015	2Q 2015	$2,690	$130	$2,820	$—	61%
The Preserve at Marin	126	125.5	111.8	4Q 2012	1Q 2014	1Q 2015	2Q 2015	5,150	150	5,300	—	35%

New Development
One Canal Street	310	190.0	47.7	4Q 2013	1Q 2016	2Q 2016	2Q 2017	3,300	400	3,700	1.1	n/a
Subtotal/weighted average	1,231	$680.5	$510.2					$3,095	$200	$3,295	$1.1

Grand Total	3,430	$811.2	$553.0

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents)					5.4%

The investment in Lincoln Place is funded in part by a $190.1 million non-recourse property loan, of which $17.6 million was available to draw at September 30, 2014.
The investment in One Canal Street is funded in part by a $114.0 million non-recourse property loan, of which $99.1 million was available to draw at September 30, 2014.

See following page for Terms and Definitions and, beginning on page 29, a Summary of Redevelopment Projects.

27

Supplemental Schedule 10 (continued)
Summary of Redevelopment and Development Activity	(Page 2 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP. Where possible, Aimco makes use of tax and other available credits to reduce its invested capital, thereby maximizing investment returns. Aimco seeks historic tax and other credits related to several other communities in its redevelopment pipeline, which, if successful, Aimco will include in the net estimated investment.

Stabilized Occupancy - period in which Aimco expects to achieve targeted physical occupancy, generally greater than 90%.
Incremental Monthly Revenue per Apartment Home - represents the sum of the amounts by which rents and other rental income per apartment home are projected to increase compared to pre-redevelopment amounts. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement.

Commercial Revenue - represents the projected annual revenue, or incremental revenue, contribution from commercial rents attributable to the redevelopment of commercial space.
Current Residential Occupancy - for previously vacant communities and new development, represents physical occupancy as of September 30, 2014. For operating communities, represents third quarter 2014 average daily occupancy.

Monthly Revenue per Apartment Home - represents the sum of projected rents and other rental income on a per-apartment home basis. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update these projections at least annually to reflect changes in market rents and rental rate achievement.

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents) - projected NOI takes into consideration the revenue information provided herein, as well as expectations around 1) operating costs associated with previously vacant communities and new development, and 2) net incremental changes in operating costs, if any, resulting from the redevelopment of operating communities.

28

Supplemental Schedule 10 (Continued)

Summary of Redevelopment Projects	(Page 3 of 4)

Community	Project Summary
2900 on First Apartments Seattle, WA	Redevelopment includes the renovation of all apartment homes, new and/or enhanced amenities and other building interior and commercial space upgrades.
Ocean House on Prospect La Jolla, CA
Aimco acquired this 60-apartment home community in 2013, with the intent of redeveloping the community at a future date. The redevelopment of Ocean House includes renovation of all apartment homes, common areas, exteriors and amenities. During construction, Aimco expects to combine some apartment homes so that the community, at completion, will include 53 apartment homes. In order to facilitate the extensive construction activity, Aimco began de-leasing the building in fourth quarter 2014.

Park Towne Place Philadelphia, PA
Earlier this year, Aimco completed a multi-phase capital project at this community in anticipation of subsequent redevelopment, which is now underway. Aimco expects to redevelop Park Towne in several phases, the first of which includes renovating existing commercial space, upgrading common areas and amenities, and redeveloping one of the four residential towers. During construction, Aimco expects to combine some apartment homes in this 234-apartment home building so that the tower, at completion, will include 229 apartment homes. In order to facilitate the extensive construction activity, Aimco began de-leasing the one tower in fourth quarter 2014.
Aimco’s net investment in the first phase of the redevelopment of Park Towne is projected to be $60 million, reflecting a gross investment of $71 million, reduced by $11 million of historic tax credits.
Depending on the success of this initial phase and other investment alternatives, Aimco may redevelop additional apartment homes at Park Towne. Should Aimco elect to redevelop the other three residential towers, its net investment, including the work described above, could be between $148 and $160 million, reflecting a gross investment of $180 to $195 million reduced by $32 to $35 million of historic tax credits.

The Palazzo at Park La Brea Los Angeles, CA
The Palazzo is owned in a joint venture in which Aimco has an approximate 53% interest.

This redevelopment includes the upgrade of penthouse apartment homes, areas common to the penthouse apartment homes, the spa and the fitness center and construction of a new rooftop deck for exclusive use by penthouse residents. The spa, fitness center and rooftop deck were completed in 2012. Aimco’s initial expectations were that all of the apartment home renovations would be complete by the end of third quarter 2014. However, two apartment homes will not be complete until November 2014, and as such, Aimco has adjusted the construction complete date disclosed herein.

The Sterling Philadelphia, PA
This redevelopment includes significant renovation of existing commercial space, upgrading common areas, and the redevelopment of 69 apartment homes.

During third quarter 2014, Aimco completed the redevelopment of the apartment homes as planned and at a cost consistent with underwriting. Rent achievement is ahead of Aimco's underwriting. Renovation of the common areas and commercial space is proceeding as planned and Aimco continues to expect construction to be complete in second quarter 2015 at a cost consistent with underwriting.

Depending on the success of this initial phase and other investment alternatives, Aimco may redevelop additional apartment homes at The Sterling. Should Aimco elect to redevelop all 536 apartment homes, the total investment, including the work described above, could be between $70 and $80 million over the next several years.

29

Supplemental Schedule 10 (Continued)

Summary of Redevelopment Projects	(Page 4 of 4)

Community	Project Summary
Lincoln Place Venice, CA
Lincoln Place is comprised of 795 apartment homes situated on 35-acres one mile from Venice Beach. The scope of this redevelopment includes:
•
Redevelopment of 49 residential buildings, with 696 apartment homes, consistent with standards required by the community’s historic designation.
•
Construction of 11 new residential buildings with 99 apartment homes on existing vacant land.
•
Construction of a 5,000 square foot leasing center and a 6,100 square foot fitness center and pool area.

Aimco’s net investment is projected to be $365 million, which consists of a gross investment of $390 million, offset by $25 million of historic tax and other credits associated with the redevelopment.

The Preserve at Marin Corte Madera, CA
Aimco acquired The Preserve at Marin as a vacant community in 2011, with the intent of redeveloping the 126-apartment home community. This redevelopment includes comprehensive interior and exterior redevelopment of all seven three-story buildings, redesign of all apartment homes to feature large bay windows, modern kitchens, and upscale finishes, as well as construction of a new resident clubhouse, which includes a fitness center, business center, saltwater pool, wine bar and outdoor fire pits. As of September 30, 2014, four of the apartment buildings and the amenity building were complete.

One Canal Street Boston, MA
Aimco expects to invest approximately $190 million in the development of a 12-story building at One Canal Street in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building will include 310 apartment homes and 22,000 square feet of commercial space. Aimco has partnered with an experienced developer to construct the building, which Aimco will own and operate after its completion.

30

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco's definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment Communities acquired since January 1, 2013.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco's share of financial information discussed in this Earnings Release and Supplemental Information. Aimco's proportionate share of financial information includes Aimco's share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco's financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as "Aimco's Share" of financial information. See Supplemental Schedules 2, 4 and 5 for reconciliation of Aimco's proportionate share of financial results to Aimco's consolidated financial statements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Average Age of Apartment Communities is calculated by Aimco based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

31

REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco's portfolio of market-rate apartment communities. Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C+" quality Conventional Apartment Communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the United States, as measured by apartment value.
DEBT RATIO DEFINITIONS
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco's proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.
DEBT TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt to (b) Proportionate EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, plus Aimco's preferred stock and the preferred units of the Aimco OP to (b) Proportionate EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco's credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by certain capital expenditure reserves (which Aimco refers to as "Compliance EBITDA"), to (b) debt service, which represents the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
EBITDA COVERAGE OF INTEREST RATIO: The ratio of (a) Proportionate EBITDA to (b) Adjusted Interest Expense.
EBITDA COVERAGE OF INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) Proportionate EBITDA to (b) the sum of Adjusted Interest Expense and Preferred Dividends.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco's credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco's Preferred Stock and the Aimco OP Preferred Partnership Units.
PROPORTIONATE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (PROPORTIONATE EBITDA): Proportionate EBITDA is computed by adding to Aimco's Pro forma FFO (a) Aimco's proportionate share of interest expense, taxes, depreciation and amortization related to non-real estate assets, non-cash stock compensation expense and (b) Preferred Dividends.
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco's ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco's proportionate financial measures on a per-home basis.

32

FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco's operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).
FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco's performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco's method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
MONEY-WEIGHTED AVERAGE INTEREST RATE: Money-Weighted Average Interest Rate represents the weighted average interest rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of September 30, 2014, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.
NEW LEASE AND RENEWAL RATES: Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.
OTHER AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or has not reached and/or maintained a stabilized level of occupancy, often due to a casualty event. Results of operations of properties that are not multi-family, such as fitness centers, and apartment communities acquired subsequent to January 1, 2013 are included in the operating results of Other Conventional Apartment Communities.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and expenses specifically related to Aimco's administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco's consolidated GAAP amounts are provided on the following pages.

33

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended September 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$175,704	$(7,389)	$168,315	$(294)	$168,021
Property operating expenses	58,170	(2,591)	55,579	90	55,669
Property NOI	$117,534	$(4,798)	$112,736	$(384)	$112,352

	Three Months Ended September 30, 2013
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$168,196	$(7,261)	$160,935	$(70)	$160,865
Property operating expenses	55,691	(2,582)	53,109	156	53,265
Property NOI	$112,505	$(4,679)	$107,826	$(226)	$107,600

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended June 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$173,384	$(7,276)	$166,108	$(287)	165,821
Property operating expenses	56,428	(2,411)	54,017	338	54,355
Property NOI	$116,956	$(4,865)	$112,091	$(625)	$111,466

Reconciliation of GAAP to Supplemental Schedule 6(c) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Nine Months Ended September 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$520,577	$(21,842)	$498,735	$(865)	$497,870
Property operating expenses	172,284	(7,573)	164,711	503	165,214
Property NOI	$348,293	$(14,269)	$334,024	$(1,368)	$332,656

	Nine Months Ended September 30, 2013
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$498,361	$(22,280)	$476,081	$729	$476,810
Property operating expenses	167,762	(7,895)	159,867	771	160,638
Property NOI	$330,599	$(14,385)	$316,214	$(42)	$316,172

34

Reconciliation of GAAP to Supplemental Schedule 4 Trailing Twelve Month (TTM) Proportionate NOI Amounts
(in thousands) (unaudited)
						Subtract	Add
	Year Ended December 31, 2013				Y2013 to Y2014	Nine Months September 30, 2013	Nine Months September 30, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Property Classification and Sales Changes	Proportionate Amount	Proportionate Amount	TTM Proportionate Amount
Rental and other property revenues:
Conventional Same Store	$747,478	$—	$(31,395)	$716,083	$(78,326)	$476,081	$498,735	$660,411
Conventional Redevelopment	7,149	—	—	7,149	28,619	26,165	36,801	46,404
Other Conventional	79,475	1,896	—	81,371	(32,526)	36,098	39,963	52,710
Affordable	105,054	4,677	(7,365)	102,366	(4,808)	73,038	74,156	98,676
Total rental and other property revenues	939,156	6,573	(38,760)	906,969	(87,041)	611,382	649,655	858,201
Property operating expenses:
Conventional Same Store	253,696	—	(11,001)	242,695	$(31,618)	159,867	164,711	215,921
Conventional Redevelopment	1,937	—	—	1,937	14,542	12,329	15,482	19,632
Other Conventional	39,538	525	—	40,063	(18,040)	16,215	18,735	24,543
Affordable	43,014	2,169	(3,568)	41,615	(2,201)	29,867	30,512	40,059
Total property operating expenses	338,185	2,694	(14,569)	326,310	(37,317)	218,278	229,440	300,155
Net operating income:
Conventional Same Store	493,782	—	(20,394)	473,388	(46,708)	316,214	334,024	444,490
Conventional Redevelopment	5,212	—	—	5,212	14,077	13,836	21,319	26,772
Other Conventional	39,937	1,371	—	41,308	(14,486)	19,883	21,228	28,167
Affordable	62,040	2,508	(3,797)	60,751	(2,607)	43,171	43,644	58,617
Total property net operating income	$600,971	$3,879	$(24,191)	$580,659	$(49,724)	$393,104	$420,215	$558,046

REDEVELOPMENT APARTMENT COMMUNITIES: Apartment communities where (a) a substantial number of available apartment homes have been vacated for major renovations or (b) occupancy was not stabilized as of January 1, 2013, due to ongoing or completed renovations, such as exteriors, common areas or apartment home improvements.
SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are those that (a) are managed by Aimco, (b) have reached and maintained a stabilized level of occupancy as of January 1, 2013, and (c) are not expected to be sold within 12 months. Same Store apartment communities are classified as either Conventional or Affordable. Affordable Same Store apartment communities exclude those that are not subject to tax credit agreements, or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold during the period or classified as held for sale at the end of the period. Beginning in first quarter 2014, results of operations and any gain or loss on sales of these apartment communities are included in continuing operations in Aimco's consolidated income statements. For purposes of highlighting results of operations related to Aimco's retained portfolio, results for Sold and Held For Sale Apartment Communities are detailed separately in Aimco's Proportionate FFO presentation found in Supplemental Schedule 2.

35